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                                                                      EXHIBIT 99

[LOGO OF ATLAS CORPORATION APPEARS HERE]

                               ATLAS CORPORATION
                            370 17th St., Suite 3150
                               Denver, CO  80202
News                                                       Contact:  Robbin Lee
For Immediate Release                                             (303)825-1200



    ATLAS AND GRANGES REACH ACCORD ON PROPOSED GRANGES/HYCROFT AMALGAMATION

                        _______________________________

     Denver, CO, February 27, 1995 -- Atlas Corporation (NYSE:AZ), which holds a 37.2% position in Granges Inc., announced today that it has reached agreement with Granges on terms under which Atlas will vote its shares in favor of a proposed amalgamation between Granges and its 50.5% subsidiary Hycroft Resources and Development Corporation.

     If the amalgamation between Granges and Hycroft is approved at the proposed shareholders' meeting on March 30, 1995, the agreement calls for the initial board of directors of the amalgamated company to consist of David Sinclair as Chairman, David Birkenshaw, Atlas' Chairman and CEO, as Vice-Chairman, Michael Richings, Atlas' President and Chief Operating Officer, Peter Steen, William Calhoun, John Walton, James Dunnett, Alan Thompson, Peter Walton, Ken Mathews and John Auston. The agreement further dictates that the terms of office for John Auston, Ken Mathews and James Dunnett as directors will expire on September 30, 1995, at which point Keith Steeves will be introduced, bringing the total number of directors to nine. A special committee of directors, comprised of Peter Steen, Michael Richings and John Auston, will be formed at the first meeting of the new board to review joint exploration ventures between Atlas and Granges and development of a South American program.

     Coincident with his departure from the board, John Auston's term as President and Chief Executive Officer of the amalgamated company will also end on September 30, 1995. At that time, and following the approval of the revised board, Michael Richings will be appointed President and Chief Executive Officer.

     Atlas has also agreed that its nominees on the board of the amalgamated company will support a proposed shareholder rights protection plan to become effective immediately following the amalgamation of Granges and Hycroft, subject to regulatory approval and shareholder ratification at a subsequent shareholder meeting to be held on or before September 30, 1995. Following shareholder approval, the plan, which will include a grandfathering provision for Atlas up to a 40% ownership position in the amalgamated company, will replace the agreement signed on May 13, 1994 between Atlas and Granges.

     David Birkenshaw stated, "We are very pleased with the terms of this agreement and with the proposed board and management changes. We see these steps, in conjunction with the amalgamation of Granges and Hycroft, as being very positive in generating increased value for all Granges shareholders."

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